Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)		Amount of Registration Fee
Units consisting of:
Common Stock, $0.00001 par value per share (4)
Warrants to purchase shares of Common Stock and shares of Common Stock issuable upon the exercise thereof	$14,000,000	(6)	$1,297.80
Units consisting of:
Pre-funded Warrants to purchase shares of Common Stock and shares of Common Stock issuable upon exercise thereof(3)(4)
Warrants to purchase shares of Common Stock and shares of Common Stock issuable upon the exercise thereof
Underwriter’s Warrants to purchase shares of Common Stock and shares of Common Stock issuable upon the exercise thereof(5)	$14,000,000		$1,297.80
Total	$14,000,000		$1,297.80

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act. Includes the offering price attributable to additional shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.

(3)	The proposed maximum aggregate offering price of the Common Stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the Pre-funded Warrants offered and sold in the offering (plus the aggregate exercise price of the Common Stock issuable upon exercise of the Pre-funded Warrants), and as such the proposed aggregate maximum offering price of the Common Stock and Pre-funded Warrants (including the Common Stock issuable upon exercise of the Pre-funded Warrants), if any, is $[_________].

(4)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(5)	The Registrant will issue to the underwriters Warrants to purchase a number of shares of Common Stock equal to an aggregate of [5.0%] of the shares of Common Stock and/or Pre-funded Warrants sold in the offering. The exercise price of the underwriters’ Warrants is equal to [110%] of the offering price of the shares of Common Stock and/or Pre-funded Warrants offered hereby. The underwriters’ Warrants are exercisable beginning [six months] from the effective date of the offering, from time to time, in whole or in part, within five years commencing from the effective date of the offering.

(6)	Includes up to $[______] of shares of Common Stock and/or Common Stock Purchase Warrants that are subject to the underwriter’s option to purchase additional securities.